Exhibit 10.2
FENWICK ENTERPRISES INC.
JACK SHUSTER
MOTORCAR PARTS OF AMERICA, INC.
as Shareholders
and
GORDON FENWICK
PAUL FENWICK
JOEL FENWICK
STANLEY FENWICK
KAREN FENWICK
as Principals
and
FAPL HOLDINGS INC.
as Corporation
FENWICK AUTOMOTIVE PRODUCTS LIMITED
INTROCAN INC.
ESCAL HOLDINGS INC.
FENCITY HOLDINGS INC.
JOFEN HOLDINGS INC.

ADDENDUM TO UNANIMOUS SHAREHOLDERS AGREEMENT
August 24, 2010

(i)

Section 5.2	Encumbering of Shares	14
Section 5.3	Financing	14

ARTICLE 6
OPTION

Section 6.1	Option	14
Section 6.2	Adjustment to Optioned Shares	14
Section 6.3	Purchase Price	15
Section 6.4	Closing	15
Section 6.5	Assignment of Rights	15

ARTICLE 7
PROCEDURE FOR ISSUANCE OF SHARES

Section 7.1	Closing Procedures	15
Section 7.2	Non-Completion by the Corporation or Shareholders	16
Section 7.3	Irrevocable Power of Attorney	17

ARTICLE 8
CALL OPTION
Section 8.1	Call of MPA	17
Section 8.2	Calculation of Purchase Price	17
Section 8.3	Closing	17
Section 8.4	Payment	18

ARTICLE 9
SHAREHOLDERS PUT OPTION

Section 9.1	Put by Shareholders	18
Section 9.2	Closing	18
Section 9.3	Payment	18

ARTICLE 10
REPRESENTATIONS AND WARRANTIES

Section 10.1	Representations and Warranties of the Shareholders and Principals	19
Section 10.2	Representations and Warranties of the Corporation	21
Section 10.3	Representations and Warranties of MPA	22
Section 10.4	Survival	23

ARTICLE 11
MISCELLANEOUS

Section 11.1	Notices	23
Section 11.2	Time of the Essence	25
Section 11.3	Announcements	25
Section 11.4	Third Party Beneficiaries	26
Section 11.5	Joint and Several Liability	26

(ii)

SCHEDULES

SCHEDULE 6.1	Subscription Notice
SCHEDULE 7.1(2)	Life Insurance Policies
SCHEDULE 8.1	Form of Call Notice
SCHEDULE 10.1(f)	Share Ownership
SCHEDULE 10.1(g)	Principals
SCHEDULE “A”	Post Option Shareholders Agreement

(iii)

ADDENDUM TO UNANIMOUS SHAREHOLDERS AGREEMENT
     This Addendum to the Unanimous Shareholders Agreement dated August 24, 2010, between Fenwick Enterprises Inc. (“FEI”), Escal Holdings Inc. (“Escal”), Fencity Holdings Inc. (“Fencity”), Jofen Holdings Inc. (“Jofen”), Motorcar Parts of America, Inc. (“MPA”), Gordon Fenwick (“GF”), Paul Fenwick (“PF”), Joel Fenwick (“JF”), Stanley Fenwick (“SF”), Karen Fenwick (“KF”), Jack Shuster (“JS”), and FAPL Holdings Inc. (the “Corporation”).
RECITALS:
(a)	FEI and JS are the registered and beneficial owners of the Shares of the Corporation as set out in Schedule Error! Reference source not found.;

(b)	Escal, Fencity, Jofen, SF and KF are the registered and beneficial owners of the shares of FEI;

(c)	GF, PF, JF, SF, and KF are Principals of FEI;

(d)	FEI, JS, Escal, Fencity, Jofen, GF, PF, JF, SF, KF and the Corporation are, inter alia, parties to an Unanimous Shareholders Agreement made as of the 2nd day of July, 2010 (the “Shareholders Agreement”); and

(e)	The Parties have entered into this Addendum to supplement and amend the Shareholders Agreement and to establish, among other things, rights in favour of MPA.
     In consideration of the above recitals and the mutual agreements contained in this Addendum (the receipt and adequacy of which are acknowledged), the Parties agree as follows:
ARTICLE 1
INTERPRETATION
Section 1.1 Defined Terms.
As used in this Addendum, the following terms have the following meanings:
“Act” means the Business Corporations Act (Ontario).
“Addendum” means this addendum to the Shareholders Agreement and all schedules attached to it as it may be amended, modified, restated, replaced or supplemented from time to time in accordance with this Addendum.
“Adjusted Net Income” has the meaning specified in Section 4.6.
“Affiliate” has the meaning given to it in the Act on the date.
“Annual Business Plan” means, in respect of a Financial Year, the annual business plan approved under Section 4.4(2).

“Arm’s Length” has the meaning given to it in the Income Tax Act (Canada).
“Articles” means the certificate and articles of incorporation of the Corporation dated March 23, 2004, as amended to the date of this Addendum, and as may be amended, replaced or superseded from time to time in accordance with this Addendum.
“Auditor” means BDO Dunwoody LLP, or such other firm of chartered accountants appointed as the auditors of the Corporation.
“Authorization” means, with respect to a Person, any order, permit, approval, consent, waiver, licence or similar Authorization of any Governmental Entity having jurisdiction over the Person.
“Board Nominee” means the person proposed by MPA, in its sole discretion, to be nominated as a Director of the Corporation and any replacement therefor.
“Books and Records” means all information in any form relating to the operations of the Corporation and its Subsidiaries, including books of account, financial and accounting information and records, personnel records, tax records, sales and purchase records, customer and supplier lists, lists of potential customers, referral sources, research and development reports and records, production reports and records, equipment logs, operating guides and manuals, business reports, plans and projections, marketing and advertising materials and all other documents, files, correspondence and other information (whether in written, printed, electronic or computer printout form, or stored on computer discs or other data and software storage or media devices).
“Business” has the meaning specified in Section 4.1.
“Business Day” means any day of the year, other than a Saturday, Sunday or day on which major banks are closed for business in Toronto, Ontario or Torrance, California.
“By-laws” means the by-laws of the Corporation, as amended to the date of this Addendum, and as may be amended, replaced or superseded from time to time in accordance with this Addendum.
“Call Option” has the meaning specified in Section 8.1.
“Call Purchase Price” has the meaning specified in Section 9.1.
“Closing Date” has the meaning specified in, Section 6.4.
“Contract” means any agreement, contract, licence, undertaking, engagement or commitment of any nature, written or oral.

“Corporation” means FAPL Holdings Inc. and any successor corporation resulting from any amalgamation, merger, arrangement or other corporate reorganization.
“Debenture” means the debenture in the amount of US$1,894,034.09 issued by Fenwick Automotive Products Limited, a Subsidiary of the Corporation, in favour of MPA.
“Directors” means the Persons who are elected or appointed as directors of the Corporation in accordance with this Addendum.
“Financial Year” means the twelve month period commencing on April 1 of each year and ending March 31 of the immediately following year, or such other twelve month period approved by the Directors in accordance with the By-laws.
“Forbearance Agreement” means the forbearance agreement dated as of July 6, 2010 among Royal Bank of Canada, the Corporation and the Subsidiaries;
“GAAP” means accounting principles generally accepted in Canada as recommended in the Handbook of the Canadian Institute of Chartered Accountants, at the relevant time applied on a consistent basis.
“Governmental Entity” means (i) any international, multinational, national, federal, provincial, state, municipal, local or other governmental or public department, central bank, court, commission, board, bureau, agency or instrumentality, domestic or foreign, (ii) any subdivision or authority of any of the above, (iii) any stock exchange and (iv) any quasi-governmental or private body exercising any regulatory, expropriation or taxing authority under or for the account of any of the above.
“Indebtedness” has the meaning specified in the Forbearance Agreement.
“Introcan” means Introcan Inc., a Delaware corporation.
“Laws” means applicable (i) laws, constitutions, treaties, statutes, codes, ordinances, principles of common and civil law and equity, orders, decrees, rules, regulations and municipal by-laws, whether domestic, foreign or international, (ii) judicial, arbitral, administrative, ministerial, departmental and regulatory judgments, orders, writs, injunctions, decisions, rulings, decrees and awards of any Governmental Entity, and (iii) policies, practices and guidelines of, or Contracts with, any Governmental Entity, which, although not actually having the force of law, are considered by such Governmental Entity as requiring compliance as if having the force of law, in each case binding on or affecting the Person, or the assets of the Person, referred to in the context in which such word is used.
“Lien” means (i) any mortgage, charge, pledge, hypothecation, security interest, assignment by way of security, encumbrance, lien (statutory or otherwise), hire purchase agreement, conditional sale agreement, deposit arrangement, title retention agreement or arrangement; (ii) any trust arrangement, (iii) any arrangement which creates a right of set-off out of the ordinary course of business, (iv) any option, warrant, right or privilege capable of becoming a Transfer or (v) any agreement to grant any such rights or interests.
“Material Agreement” means any agreement to which the Corporation or any Subsidiary thereof is a party with a value of greater than $175,000.00;
“Non-Active Principals” means SF and KF.
“Notice” has the meaning specified in Section 11.1.
“Observer” has the meaning specified in Section 3.1(2).
“Opco” means Fenwick Automotive Products Limited.
“Option Exercise Period” means the period beginning on the date hereof and expiring at 11:59 p.m. on the second anniversary of the date hereof.
“Optioned Shares” has the meaning specified in Section 6.1.
“Option Transaction” has the meaning specified in Section 6.4.
“Parties” means the Corporation, MPA, the Principals and the Shareholders.
“Permitted Transferee” means, in respect of any Person, any one or more of:
(a)	his or her Spouse or Co-Vivant;

(b)	his or her natural born and legally adopted children and all natural born or legally adopted descendants of such children;

(c)	a trust, the sole beneficiaries of which are Persons specified in any one or more subsections of this definition, provided that the terms of the trust include a valid condition precedent that any Shares or securities of a Shareholder will vest in the beneficiaries of such trust only if such beneficiaries have complied with the provisions of Section 2.6;

(d)	another Person, all of the voting securities or other ownership interests of which are owned by him, her or it or Persons specified in any one or more subsections of this definition, and in respect of Escal, Fencity, Jofen, GF, PF, JF and GF, any of them; and

(e)	in the case of a Transfer of shares of FEI, any Person who, as of the date hereof, already owned shares in the capital stock of FEI.
“Person” means a natural person, partnership, limited partnership, limited liability partnership, corporation, limited liability company, unlimited liability company, joint stock company, trust, unincorporated association, joint venture or other entity or Governmental Entity, and pronouns have a similarly extended meaning.

“Post Option Shareholders Agreement” means the Unanimous Shareholders Agreement substantially in the form attached hereto as Schedule Error! Reference source not found..
“Principal” means, in respect of a Shareholder, a Person listed on Schedule Error! Reference source not found. as a principal of the Shareholder.
“Purchase Price” has the meaning specified in Section 8.2.
“Put Closing Date” has the meaning specified in Section 9.2.
“Put Notice” has the meaning specified in Section 9.1.
“Put Option” has the meaning specified in Section 9.1.
“Put Shares” has the meaning specified in Section 9.1.
“Put Transaction” has the meaning specified in Section 9.2.
“Shares” means the common shares of the Corporation, and where the context permits, includes (i) any securities into which such shares may be converted, reclassified, redesignated, subdivided, consolidated or otherwise changed, (ii) any securities of the Corporation or of any other Person received by the holders of such shares as a result of any merger, amalgamation, reorganization, arrangement or other similar transaction involving the Corporation, (iii) any securities of the Corporation which are received by any one or more Persons as a stock dividend or distribution on or in respect of such shares, and (iv) any security, other instrument or right that is exercisable, exchangeable or convertible into, or evidences the right to acquire, any shares of the Corporation or any of the other above securities.
“Shareholders” means FEI and JS and any Person who acquires Shares in accordance with the Shareholders Agreement and “Shareholder” means any one of them.
“Shareholders Agreement” has the meaning ascribed to it in the recitals.
“Subscription Notice” has the meaning specified in Section 6.1.
“Subsidiary” has the meaning given to it in the Securities Act (Ontario).
“Time of Closing” means 10:00 a.m. (Toronto time) or such other time on the Closing Date as the parties to the Option Transaction agree.
“Transfer” means (i) any transfer, sale, assignment, exchange, gift, donation or other disposition of securities where possession, legal title, beneficial ownership or the economic risk or return associated with such securities passes directly or indirectly from one Person to another or to the same Person in a different legal capacity, whether or not for value, whether or not voluntary and however occurring, and for greater certainty includes the granting of a security interest, and (ii) any agreement, undertaking or commitment to effect any of the foregoing.
Section 1.2 Gender and Number.
     Any reference in this Addendum to gender includes all genders. Words importing the singular number only include the plural and vice versa.
Section 1.3 Headings etc.
     The provision of a Table of Contents, the division of this Addendum into Articles and Sections and the insertion of headings are for convenient reference only and do not affect its interpretation.
Section 1.4 Currency.
     All references in this Addendum to dollars or to “$” are expressed in Canadian currency unless otherwise specifically indicated.
Section 1.5 Certain Phrases, etc.
     In this Addendum, (i) the words “including”, “includes” and “include” mean “including (or includes or include) without limitation”, and (ii) the words “the aggregate of”, “the total of”, “the sum of”, or a phrase of similar meaning means “the aggregate (or total or sum), without duplication, of”. The expressions “Article”, “Section” and other subdivision followed by a number mean and refer to the specified Article, Section or other subdivision of the Addendum. In the computation of periods of time from a specified date to a later specified date, unless otherwise expressly stated, the word “from” means “from and including” and the words “to” and “until” each mean “to but excluding”.
Section 1.6 Accounting Terms.
     All accounting terms not specifically defined in this Addendum are to be interpreted in accordance with GAAP.
Section 1.7 Statutory References.
     Except as otherwise provided in this Addendum, any reference in this Addendum to a statute refers to such statute and all rules and regulations made under it as they may have been or may from time to time be amended, re enacted or superseded.
Section 1.8 Reference to and Effect on the Shareholders Agreement.
(1)	Upon the effectiveness of this Addendum, each reference in the Shareholders Agreement to “this Agreement”, “hereunder”, “hereof”, “herein” or words of like import shall mean and be a reference to the Shareholders Agreement as supplemented and amended hereby, and each reference to the Shareholders Agreement in any other document, instrument or agreement executed and/or delivered in connection with the Shareholders Agreement shall mean and be a reference to the Shareholders Agreement as supplemented and amended hereby.

(2)	The Shareholders Agreement, as supplemented and amended by this Addendum shall remain in full force and effect and the provisions thereof are hereby ratified and confirmed.
Section 1.9 Schedules.
     The schedules attached to this Addendum form an integral part of it for all purposes of it.
Section 1.10 Fully Diluted Basis.
     Whenever ownership or holding of a number of Shares is determined under this Addendum, unless otherwise provided, such determination will be made on a fully diluted basis taking into account the issued and outstanding Shares and assuming conversion to or exercise for Shares of all preferred shares, debentures, options, warrants, convertible securities or other rights exercisable or convertible for Shares.
ARTICLE 2
IMPLEMENTATION OF AGREEMENT AND TERM
Section 2.1 Actions in Accordance with Addendum.
     Each Shareholder will vote its Shares to give effect to this Addendum whether at a meeting of the Shareholders or by written resolution of the Shareholders. Each Principal will vote and otherwise deal with its securities in the Shareholder of which it is a Principal to (i) give effect to this Addendum, (ii) cause the Shareholder to perform its obligations under this Addendum and (iii) cause the Shareholder to otherwise act in accordance with this Addendum.
Section 2.2 Conflicts.
     In the event of any conflict between the provisions of this Addendum and the provisions of the Shareholders Agreement, Articles or By-laws, the provisions of this Addendum shall prevail to the extent permitted by Law. Each of the Shareholders will take such steps and proceedings as may be required to amend the Shareholders Agreement, Articles and By-laws to resolve any conflicts in favour of this Addendum.
Section 2.3 Corporation Consent.
     The Corporation consents to this Addendum and is governed by its terms.
Section 2.4 Share Certificates.
     In addition to any legends required by applicable securities Laws, all certificates representing Shares must bear the following legend:
“The shares represented by this certificate are subject to a [unanimous shareholders agreement dated ● between the Corporation and its shareholders,] as amended and supplemented by an addendum dated ●, as may be amended from time to time, and such shares may not be pledged, sold or otherwise transferred except in accordance with the terms of that agreement. Any transfer made in contravention of such restrictions is null and void. A copy of the agreement and the addendum are on file at the registered office of the Corporation and available for inspection on request and without charge.”
Section 2.5 Term of Addendum.
(1)	Subject to Section 2.5(2), this Addendum terminates on the earliest of:
(a)	The date on which one Person acquires all of the issued and outstanding Shares;

(b)	The date on which this Addendum is terminated by written agreement of the Parties; and

(c)	The date that the Post Option Shareholders Agreement comes into effect.
(2)	Even if this Addendum is terminated, each Party is responsible for paying all amounts owing by it under this Addendum prior to the date of termination, including any amounts owing for Shares purchased under this Addendum.
Section 2.6 Agreement to be Bound.
     Each Person who becomes a Shareholder or Principal must concurrently with becoming a Shareholder or Principal execute and deliver to the Corporation a counterpart copy of this Addendum or a written agreement in form and substance satisfactory to the Parties, agreeing to be bound by this Addendum.
Section 2.7 Deemed Consent under Articles.
     Each of the Parties (i) consents to the issuance of Shares by the Corporation made in accordance with this Addendum, and (ii) agrees that this consent satisfies any restriction on the transfer or issuance of the Shares contained in the Articles or By-laws and that no further consent is required under the Articles or By-laws for any such issuance.
ARTICLE 3
DIRECTOR OR OBSERVER
Section 3.1 General.
(1)	During the Option Exercise Period, the Corporation and the Shareholders shall:
(a)	maintain capacity on the board of Directors for the Board Nominees and the Shareholder nominees referred to below;

(b)	cause the board of Directors to consist of no greater than five (5) Directors, subject to increase with the prior written consent of MPA;

(c)	upon the written request of:

(i)	MPA, propose up to two (2) Board Nominees;

(ii)	FEI, propose two (2) nominees; and

(iii)	JS, propose one (1) nominee,
for nomination for election to the board of Directors and to each committee thereof at the earliest of: (i) any meeting of shareholders electing directors; and (ii) the next scheduled board of Directors Meeting; provided that if no such meeting is scheduled to occur within five (5) days of such request, the board of Directors will meet and appoint such Board Nominees and Shareholder nominees to the board of Directors prior to the expiration of such five (5) days;
(d)	within five (5) days of a Director leaving the board of Directors, proceed to fill the vacancy thus created with the appointment of the replacement Board Nominee designated by MPA or Shareholder nominee designated by FEI or JS pursuant to their respective rights in accordance with Section 3.1(1) to the board of Directors and each committee thereof in accordance with Section 3.1(1); and

(e)	pay the Directors all consideration that is normally paid to a member of the board of Directors or any committee thereof, for the period that such Director is a director or member of any such committee.
(2)	If MPA elects not to have a Board Nominee elected to the board of Directors under Section 3.1(1), until the expiry of the Option Exercise Period, MPA shall be entitled to appoint, from time to time, an observer (the “Observer”) who shall be entitled to attend and participate in the discussions at all meetings of the board of Directors or any committees thereof. Such observer shall be entitled to all materials provided in connection with meetings of the board of Directors or any committees thereof and shall be entitled to reimbursement of expenses as if the observer were a Director.
Section 3.2 Indemnification.
     The Corporation will indemnify the Board Nominee and Observer to the fullest extent permitted by the Act. Nothing in this Addendum limits the right of any Board Nominee and Observer to claim indemnity apart from the provisions of this Addendum, if the Board Nominee and Observer is entitled to such indemnity.
Section 3.3 Insurance.
     The Corporation will purchase and maintain insurance for the benefit of the Directors and officers of the Corporation against such liabilities, in such amounts and on such terms as the Directors determine and as are permitted by Law, which insurance shall cover the Board Nominee and Observer.

ARTICLE 4
BUSINESS AND MANAGEMENT OF THE CORPORATION
Section 4.1 Business of the Corporation.
     The business of the Corporation and its Subsidiaries is the manufacturing and remanufacturing and distribution of aftermarket auto parts (the “Business”).
Section 4.2 Management of the Corporation.
     The Directors will manage, or supervise the management of, the business and affairs of the Corporation in accordance with this Addendum, the Shareholders Agreement, the Act and the By-laws.
Section 4.3 Approvals.
(1)	Until the expiry of the Option Exercise Period, but other than in respect of decisions and actions required to be undertaken by the Corporation to fulfill its obligations arising under the survivorship provisions set forth in the Shareholders Agreement in consequence of a death which gives rise to the application of those survivorship provisions, the Corporation may not make a decision about, take action on or implement any of the following (for itself and any of its Subsidiaries) without the prior written consent of MPA, in addition to any other approval required by Law:
(a)	the acquisition or commencement of any business other than the Business or any material change in the Business or the taking of any action which may reasonably lead to or result in such material change;

(b)	any sale, lease, exchange, transfer or other disposal of all or a substantial part of the assets and undertaking of the Corporation or any of its Subsidiaries;

(c)	any amendment or other variation to the Articles or By-laws; any dissolution, liquidation or winding-up of the Corporation or any of its Subsidiaries or other distribution of the assets of the Corporation or any of its Subsidiaries for the purpose of winding-up its affairs, whether voluntary or involuntary;

(d)	issuing any Shares, security or selling, transferring or otherwise disposing of any securities or other ownership, equity or proprietary interest in any other Person, including securities held by the Corporation in any of its Subsidiaries, except as contemplated by an Annual Business Plan;

(e)	purchasing, leasing or otherwise acquiring any property or assets, which individually or in the aggregate exceed $100,000, or making any commitment to do so, except as contemplated by an Annual Business Plan;

(f)	purchasing or otherwise acquiring any securities or other ownership, equity or proprietary interests in any other Person, or incorporating or creating any Subsidiary, except as contemplated by an Annual Business Plan;

(g)	making any loan or advance to any person in excess of $25,000, except as contemplated by an Annual Business Plan;

(h)	amalgamating, merging or entering into an arrangement or other corporate reorganization involving the Corporation or the continuance of the Corporation into any other jurisdiction;

(i)	any transaction between the Corporation and any Person not dealing at Arm’s Length with the Corporation, or any transactions by the Corporation for the benefit of any Person not dealing at Arm’s Length with the Corporation; provided, however, that the Corporation may enter into management and/or services agreements with its managers and/or service providers in the ordinary course of business;

(j)	any change in the Auditors of the Corporation;

(k)	any change in the number of Directors on the board;

(l)	declaring or paying any dividend or other distribution on or in respect of any Shares or other securities of the Corporation;

(m)	purchasing, redeeming or acquiring any Shares or other securities of the Corporation, except as expressly permitted;

(n)	paying or distributing amounts out of any stated capital account, reducing any stated capital account, distributing any surplus or earnings, or returning any capital;

(o)	any Lien by the Corporation of any of the assets of the Corporation, except for purchase money security interests incurred in the ordinary course of business or otherwise provided for in an approved Annual Business Plan;

(p)	save for the replacement of the Royal Bank of Canada as lead banker to Corporation, any borrowing of funds, any incurring of indebtedness, obligation or liability by the Corporation in excess of or any expenditure by the Corporation of any amount in excess of an amount stipulated in an approved Annual Business Plan;

(q)	any transfer, purchase, redemption, split, conversion or exchange of Shares, other securities or the granting of any option or right (including convertible securities, warrants, or convertible obligations of any nature) for the purchase or issuance of any Shares or other securities of the Corporation or any agreement in the foregoing regards;

(r)	any guarantee howsoever by the Corporation of the indebtedness or obligations of any Person;

(s)	the payment of any management or administration fees in excess of an amount stipulated in an approved Annual Business Plan;

(t)	the establishment of any executive committee or any other delegation of any power, right or duty of the Directors;

(u)	the incorporation or acquisition of any Person;

(v)	making or filing any material tax election;

(w)	entering into any Material Agreement; and

(x)	replacing the current CFO or any successor thereto.
Section 4.4 Annual Business Plan.
(1)	The Corporation will prepare a draft annual business plan before the start of each Financial Year (and shall prepare one for the remainder of the current Financial Year, as of August 1, 2010 (the “Stub Business Plan”)). The draft annual business plan must contain a detailed monthly financial budget prepared in accordance with GAAP. The budget must (i) have a pro forma balance sheet, income statement and statement of changes in financial position of the Corporation for such Financial Year, (ii) include comparison statements from the previous Financial Year, (iii) be accompanied by a statement of the nature and amount of all capital expenditures to be incurred during such Financial Year, and (iv) be supported by the explanations, notes and information upon which the projections underlying the annual business plan have been based.
(2)	The Corporation must deliver the draft annual business plan to MPA at least 60 days prior to the start of the applicable Financial Year or by September 1, 2010 in the case of the Stub Business Plan. MPA will review the draft annual business plan and make such amendments and modifications it determines appropriate, acting reasonably. Upon approval by MPA, the draft annual business plan becomes the “Annual Business Plan” for the applicable Financial Year. In the event that MPA, acting reasonably, does not approve any annual business plan in whole or in part prior to the start of a Financial Year, the financial budget contained in the Annual Business Plan for the preceding Financial Year will continue to apply to the extent of such disagreement until a complete annual business plan is approved.
Section 4.5 Financial Information.
     The Corporation shall maintain proper, complete and accurate books and accounts in accordance with GAAP. The Corporation shall provide on a timely basis the following to MPA:
(a)	one copy of its audited consolidated financial statements within 65 days following the end of each Financial Year. The annual financial statements will be audited by the Auditors and will include the balance sheet and statements of income, retained earnings and changes in financial position, together with all supporting schedules, and the Auditors’ report;

(b)	a monthly financial report within 30 days after the end of each month. The report will consist of the monthly and year-to-date financial statements on a consolidated basis in a form consistent with the Annual Business Plan and as normally prepared by management for its own use. The report will also contain a comparison of budget to actual and to the prior year for the same period;

(c)	such other information and documents respecting the Corporation’s business and affairs MPA may reasonably request including a copy of any minutes of board meetings or other materials provided to directors at the same time as are circulated to the directors; and

(d)	copies of all written reports and information provided to the Corporation’s lenders.
Section 4.6 Adjusted Net Income
     For the purposed of this agreement, “Adjusted Net Income” means the net income of the Corporation on a consolidated basis, calculated in accordance with Canadian GAAP and derived from the Corporation’s audited financial statements for the fiscal year ended March 31, 2011, adjusted to exclude: foreign exchange gains and losses, any impact of fluctuations in the Canadian Dollar/United States Dollar exchange rate above or below par, any extraordinary gains, any gains or losses from the disposition of assets outside of the ordinary course of business, and bona fide expenses incurred in connection with the Corporation’s restructuring process, including expenses relating to the refinancing of the indebtedness to RBC, the obtaining of new or replacement bank financing, the transactions contemplated hereby and the prior proposed transactions (to a maximum of $275,000) relating to the Corporation’s restructuring.
     The Corporation shall prepare a draft calculation of and adjustments to net income described above (“Draft ANI”) within two business days of the finalization of the audited financial statements in respect of the Corporation’s fiscal year ended March 31, 2011 and deliver the Draft ANI to MPA. If the Corporation and MPA agree on the calculation of the Draft ANI, then it shall be the Adjusted Net Income for the purposes of this Agreement. If the Corporation and MPA do not agree on the calculation of the Draft ANI within 10 days of its delivery to MPA, the parties shall mutually appoint a third party to calculate Adjusted Net Income (on the basis set forth above). If the parties cannot agree on a third party to so calculate Adjusted Net Income, then PricewaterhouseCoopers LLP shall be appointed to calculate Adjusted Net Income, at the expense of the Corporation. The determination of Adjusted Net Income by the third party, if appointed, or PricewaterhouseCoopers LLP, as the case may be, shall be final.

Section 4.7 Books and Records.
     The Corporation will maintain accurate and complete Books and Records. MPA or its nominee or other authorized agent or representative is entitled to examine such Books and Records during normal business hours on reasonable notice and at its own expense.
ARTICLE 5
COVENANTS
Section 5.1 Transfer by Shareholders.
     In addition to any restrictions imposed by the Shareholders Agreement, and except as otherwise contemplated hereby, no Shareholder or Principal may Transfer any Shares until the transferee complies with Section 2.6.
Section 5.2 Encumbering of Shares.
     No Shareholder may grant a Lien on any of its Shares without the prior written consent of MPA, which consent may be unreasonably or arbitrarily withheld.
Section 5.3 Financing.
     In the event that MPA lends an additional $3 million (the “Excess Loan”) over and above the loan made under the Debenture, all of the Shareholders, as a group, shall match, dollar for dollar, any loans made over and above the Excess Loan that are made to renew the Corporation’s current, or enter into any lead banker replacement, credit facility, to a maximum aggregate amount of $5 million, being $2.5 million by MPA and $1.875 million by FEI and $625,000 by JS.
ARTICLE 6
OPTION
Section 6.1 Option.
     At any time during the Option Exercise Period, MPA has the right to purchase (the “MPA Option”) at its option, either (i) from the Corporation that number of Shares necessary for MPA to hold, in the aggregate, 51%(subject to adjustment, as set forth in Section 6 below) of the Shares in the Corporation on a fully diluted basis, after taking into account the conversion referred to in Section 7.1(2), or (ii) from Opco and Introcan that number of shares necessary for MPA to hold, in the aggregate, 51% (subject to adjustment, as set forth in Section 6.2 below) of the shares of each of Opco and Introcan (in each case, the “Optioned Shares”). The option may be exercised by delivering a notice to the Corporation in the form attached as Schedule Error! Reference source not found. (the “Subscription Notice”) at any time during the Option Exercise Period. The Corporation or Opco and Introcan, as the case may be, will issue to MPA and MPA will purchase from the Corporation or Opco and Introcan, as the case may be, the Optioned Shares on and subject to the terms of this Article 6 and Article 7.

Section 6.2 Adjustment to Optioned Shares.
     The number of Optioned Shares (as a percentage of the Shares in the Corporation on a fully diluted basis) shall increase by .00427% for every CDN$1,000 reduction in Adjusted Net Income below CDN$10,000,000 to a maximum of 80% (i.e., an additional 29%) of the Shares in the Corporation of a fully diluted basis. If the MPA Option is exercised prior to the determination of Adjusted Net Income, then if applicable, such additional number of Optioned Shares (in excess of 51%) shall be issued to take into account the foregoing adjustment at the time Adjusted Net Income is determined.
Section 6.3 Purchase Price.
     The aggregate purchase price of the Optioned Shares (the “Option Purchase Price”) shall be CDN TEN MILLION DOLLARS (CDN$10,000,000). At the option of MPA, a portion of the purchase may be satisfied by MPA assigning to the Corporation the Debenture, in which case MPA will be credited for all amounts due thereunder, which amounts will be set off against the Option Purchase Price of the Optioned Shares. The balance of the Option Purchase Price shall be paid in the manner contemplated in Section 7.1(3)(b).
Section 6.4 Closing.
     The completion of the transaction of purchase and sale contemplated by this Article 6 (the “Option Transaction”) will take place on the Closing Date in accordance with and subject to Article 7. “Closing Date” means (i) 10 days after the delivery of the Subscription Notice or, (ii) unless all filings, notices and Authorizations necessary to complete the Option Transaction have not been made, given or obtained by that date in which case the closing date will be extended for up to 45 days in order to make, give or obtain the filings, notices and Authorizations, or (iii) such earlier or later date as the parties to the Option Transaction agree in writing.
Section 6.5 Assignment of Rights.
     MPA is entitled to assign its rights under Section 6.1 to any of its Affiliates, subject to such Affiliate complying with Section 2.6.
(a)	such Affiliate complying with Section 2.6; and

(b)	MPA remaining a party to this Agreement and becoming a guarantor of its Assignee’s obligations under the Post Option Shareholders Agreement.
ARTICLE 7
PROCEDURE FOR ISSUANCE OF SHARES
Section 7.1 Closing Procedures.
(1)	The completion of the Option Transaction will take place at the offices of Stikeman Elliott LLP, Suite 5300, Commerce Court West, Toronto, Ontario, at the Time of Closing on the Closing Date or at such other place, on such other date and at such other time as the parties to the Option Transaction may agree to in writing.

(2)	Prior to the closing of the Option Transaction, any indebtedness owing by the Corporation and its Affiliates to any of the Shareholders, the Principals or their respective Affiliates, prior to July 6, 2010, shall be capitalized and converted to Shares. On or prior to such conversion each of GF, PF and JF (the “Insured Principals”) shall have the right to obtain from Holdings an assignment to him of the whole life policy of insurance on his life owned by the Corporation, particulars of which are set forth on Schedule Error! Reference source not found. of this Agreement. Such assignment shall be made upon a written request therefore and in consideration of the reduction of the indebtedness owing at that time by the Corporation to the Insured Principal making such request or any corporation in respect of which he is a Principal by way of the set-off of the Cash Surrender Value of such policy as at the date of such assignment against such indebtedness, provided that in the event that such Cash Surrender Value is then more than the amount of such indebtedness, the amount of the shortfall shall be paid in full. Until the said policies are assigned to GF, PF and JF, respectively, the premiums shall be paid by the Corporation.
(3)	Subject to satisfaction or waiver by MPA of any conditions of closing, at the closing of the Option Transaction:
(a)	The Corporation will issue and deliver to MPA (i) actual possession of the share certificates representing the Optioned Shares and (ii) a certified copy of the resolution of the directors of the Corporation approving the issuance of the Optioned Shares to MPA; and

(b)	Subject to Section 6.2, MPA will pay or satisfy the Purchase Price for the Optioned Shares by delivering to the Corporation a certified cheque, bank draft or wire transfer of immediately available funds and, if applicable, the original executed version of the Debenture; and

(c)	The Corporation, the Shareholders and MPA will deliver an executed copy of the Post Option Shareholders Agreement.
Section 7.2 Non-Completion by the Corporation or Shareholders.
(1)	In addition to and without limiting any remedy that may be available at Law to MPA, if at the Time of Closing, the Corporation fails to complete the Option Transaction, MPA has the right, if not in default under this Addendum, to make payment of the Purchase Price for the Optioned Shares to the Corporation by depositing such amount to the credit of the Corporation in the main branch of the Corporation’s bankers in the City of Toronto. Such deposit constitutes valid and effective payment of the Purchase Price of the Optioned Shares to the Corporation. If the Purchase Price of the Optioned Shares has been so paid, then from the date of deposit, the Option Transaction is deemed to have been completed and all right, title, benefit and interest, both at law and in equity in and to the Optioned Shares is deemed to have been issued to and become vested in MPA.

(2)	The Corporation is entitled to receive the amount deposited with the Corporation’s bankers under Section 7.2(1) on delivery to MPA of the documents referred to in Section 7.1(3) and in compliance with all other provisions of this Addendum.
Section 7.3 Irrevocable Power of Attorney.
(1)	The Corporation and each Shareholder irrevocably constitutes and appoints MPA as the true and lawful attorney of the Corporation and Shareholder. As the attorney of the Corporation and Shareholder, MPA has the power to act for and in the name of the Corporation and Shareholder, with full power of substitution, to execute and deliver such documents, instruments or agreements, (including all transfers, share certificates, resignations and releases) and do all acts and things necessary to:
(a)	complete any Option Transaction; and

(b)	execute and deliver the Post Option Shareholders Agreement.
(2)	This power of attorney is irrevocable, is coupled with an interest, has been given for valuable consideration (the receipt and adequacy of which is acknowledged) and survives, and does not terminate upon, the legal or mental incapacity, death, bankruptcy, dissolution, winding-up or insolvency of the Corporation and Shareholder. This power of attorney extends to and is binding upon the Corporation and Shareholder’s successors and permitted assigns. This power of attorney supersedes any prior delegation of authority that conflicts with it.
ARTICLE 8
CALL OPTION
Section 8.1 Call of MPA
     At any time following the the exercise of the MPA Option but prior to the third anniversary of the date hereof, MPA has the right (the “Call Option”) to require all other Shareholders and any Permitted Transferee thereof holding Shares (collectively, the “Call Seller”) to sell all but not less than all of the Shares owned by the Call Seller (the “Called Shares”). The call right may be exercised by delivering a notice to the Corporation in the form attached as Schedule Error! Reference source not found. (the “Call Notice”) at any time. The Call Seller will sell to MPA and MPA will purchase from the Call Seller the Called Shares on and subject to the terms of this Article 8.
Section 8.2 Calculation of Purchase Price.
     The purchase price for the Called Shares (the “Call Purchase Price”) shall be, in aggregate, equal to the Adjusted Net Income, subject to a minimum of CDN$3.6 million and a maximum of CDN$15 million.
Section 8.3 Closing.
     The completion of any transaction of purchase and sale contemplated by this Article 8 (a “Sale Transaction”) will take place on the Closing Date. “Closing Date” means (i) 45 days after the delivery of the Call Notice or, if applicable, 45 days after the Purchase

Price for the Called Shares is finally determined in accordance with Section 8.2, (ii) unless all filings, notices and Authorizations necessary to complete the Sale Transaction have not been made, given or obtained by that date in which case the closing date will be extended for up to but not later than 45 days in order to make, give or obtain the filings, notices and Authorizations, or (iii) such earlier or later date as the parties to the Sale Transaction agree in writing.
Section 8.4 Payment.
     At the Call Buyer’s option, payment of the Call Purchase Price may be made in cash or in MPA common stock or combination thereof. Notwithstanding the foregoing, at the Call Seller’s option, up to 20% of the Call Purchase Price shall be paid in cash. For the purposes of the payment of the Call Purchase Price, the number of any MPA common stock issued shall be based on a price equal to the volume weighted average trading price of the MPA common stock on the primary stock exchange on which it may then be listed for the five trading days immediately following the later of the determination of Adjusted Net Income and the release of MPA’s financial statements for the fiscal year ended March 31, 2011.
ARTICLE 9
SHAREHOLDERS PUT OPTION
Section 9.1 Put by Shareholders.
     Provided that the MPA Option has been exercised and the Call Option has expired unexercised, at any time within 30 days following the third anniversary of the date hereof (the “Put Exercise Period”), the Shareholders, collectively, have the right (the “Put Option”) to require MPA to acquire all but not less than all of the Shares owned by the Shareholders (the “Put Shares”). The put right may be exercised by delivering a notice to MPA (the “Put Notice”) at any time during the Put Exercise Period. The purchase price for the Put Shares (the “Put Purchase Price”) shall be equal to and be calculated on the same basis as the Call Purchase Price. The Shareholders (other than MPA) will sell to MPA and MPA will purchase from the Shareholders (other than MPA) the Put Shares on and subject to the terms of this Article 9.
Section 9.2 Closing.
     The completion of any transaction of purchase and sale contemplated by this Article 9 (a “Put Transaction”) will take place on the Put Closing Date. The Put Closing Date means (i) 90 days after the delivery of the Put Notice, (ii) unless all filings, notices and Authorizations necessary to complete the Put Transaction have not been made, given or obtained by that date in which case the closing date will be extended for up to 45 days in order to make, give or obtain the filings, notices and Authorizations, or (iii) such earlier or later date as the parties to the Put Transaction agree in writing.
Section 9.3 Payment.
     At MPA’s option, payment of the Put Purchase Price for the Put Shares may be made in cash or in MPA common stock or combination thereof. Notwithstanding the foregoing, at the Shareholder’s option, up to 20% of the Put Purchase Price shall be paid in cash. For the purposes of the payment of the Put Purchase Price, the number of any MPA common stock issued shall be based on a price equal to the volume weighted average trading price of the MPA common stock on the primary stock exchange on which it may then be listed for the five trading days immediately following the later of the determination of Adjusted Net Income and the release of MPA’s financial statements for the fiscal year ended March 31, 2011.
ARTICLE 10
REPRESENTATIONS AND WARRANTIES
Section 10.1 Representations and Warranties of the Shareholders and Principals.
     Each Shareholder and its Principals, if any, represent and warrant as follows and acknowledge and confirm that MPA is relying on such representations and warranties in entering into this Addendum:
(a)	Qualification. If the Shareholder or Principal is an individual, he or she is of legal age and is legally competent to enter into and perform his or her obligations under this Addendum. If the Shareholder or Principal is a corporation, it is a corporation incorporated and existing under the laws of its jurisdiction of incorporation and has the corporate power to enter into and perform its obligations under this Addendum.

(b)	Authorization. If the Shareholder or Principal is not an individual, the execution and delivery of and performance by it of this Addendum and the consummation of the transactions contemplated by this Addendum have been duly authorized by all necessary corporate or other action on the part of the Shareholder or Principal.

(c)	Validity of Addendum. The execution and delivery of and performance by the Shareholder and Principal of this Addendum:
(i)	if it is not an individual, will not (or would not with the giving of notice, the lapse of time or the happening of any other event or condition) result in a breach or violation of or a conflict with, or allow any other Person to exercise any rights under, any of the terms or provisions of its constating documents or by-laws;

(ii)	will not (or would not with the giving of notice, the lapse of time or the happening of any other event or condition) result in a breach or violation of or a conflict with, or allow any other Person to exercise any rights under any Contracts or instruments to which the Shareholder or Principal is a party or pursuant to which any of the Shareholder’s or Principal’s assets may be affected;

(iii)	will not result in a breach of, or cause the termination or revocation of, any Authorization held by the Shareholder or Principal or necessary to the ownership of Shares by the Shareholder; and

(iv)	will not result in the violation of any Law;
provided that the Non-Active Principals are not making the warranties and representations set forth in sub-clauses (ii), (iii) and (iv) above in respect of the Corporation or FEI.
(d)	Authorizations and Consents. There is no requirement on the part of the Shareholder or Principal to make any filing with or give any notice to any Governmental Entity, or obtain any Authorization, in connection with the completion of the transactions contemplated by this Addendum, except for filings and notifications required by applicable securities Laws. There is no requirement on the part of the Shareholder or Principal to obtain any consent, approval or waiver of any Person under any Contracts or instruments to which the Shareholder or Principal is a party or pursuant to which any of the Shareholder’s or Principal’s assets may be affected in connection with the completion of the transactions contemplated by this Addendum.

(e)	Execution and Binding Obligation. This Addendum has been duly executed and delivered by the Shareholder and Principal and constitutes a legal, valid and binding agreement of each of the Shareholder and Principal enforceable against it in accordance with its terms subject only to any limitation under applicable Laws relating to (i) bankruptcy, winding-up, insolvency, arrangement and other Laws of general application affecting the enforcement of creditors’ rights, and (ii) the discretion that a court may exercise in the granting of equitable remedies such as specific performance and injunction.

(f)	Title to Shares. The Shares set out opposite the Shareholder’s name in Schedule Error! Reference source not found. are owned by the Shareholder as the registered and beneficial owner with good title, free and clear of all Liens (except in the case of MPA), other than those restrictions on transfer, if any, contained in the articles of the Corporation.

(g)	Authorized Capital. If the Shareholder is a corporation, (i) the Principals of the Shareholder are the Persons identified as such in Schedule Error! Reference source not found.; (ii) its authorized capital is described in Schedule Error! Reference source not found. of which at this date, the securities identified in Schedule Error! Reference source not found. (and no more) have been duly issued and are outstanding as fully paid and non assessable, (iii) all of the issued and outstanding securities of the Shareholder are owned beneficially and of record by those Persons identified in Schedule Error! Reference source not found., (iv) the only asset of the Shareholder are the Shares set out opposite its name in Schedule Error! Reference source not found., and (v) no Person has any written or oral agreement, option or warrant or any right or privilege (whether by Law, pre-emptive or contractual) capable of becoming such for (A) the purchase or acquisition from the Principal of any of the issued and outstanding securities of the Shareholder, or (B) the purchase, subscription, allotment or issuance of any of the unissued securities of the Shareholder.

Section 10.2 Representations and Warranties of the Corporation.
     The Corporation represents and warrants as follows and acknowledges and confirms that MPA is relying on such representations and warranties in entering into this Addendum:
(a)	Qualification. It is a corporation incorporated and existing under the laws of its jurisdiction of incorporation and has the corporate power to enter into and perform its obligations under this Addendum.

(b)	Authorization. The execution and delivery of and performance by it of this Addendum and the consummation of the transactions contemplated by this Addendum have been duly authorized by all necessary corporate or other action on the part of the Corporation.

(c)	Validity of Addendum. The execution and delivery of and performance by the Corporation of this Addendum:
(i)	will not (or would not with the giving of notice, the lapse of time or the happening of any other event or condition) result in a breach or violation of or a conflict with, or allow any other Person to exercise any rights under, any of the terms or provisions of its constating documents or by-laws;

(ii)	will not (or would not with the giving of notice, the lapse of time or the happening of any other event or condition) result in a breach or violation of or a conflict with, or allow any other Person to exercise any rights under any Contracts or instruments to which the Corporation is a party or pursuant to which any of the Corporation’s assets may be affected;

(iii)	will not result in a breach of, or cause the termination or revocation of, any Authorization held by the Corporation; and

(iv)	will not result in the violation of any Law.
(d)	Authorizations and Consents. There is no requirement on the part of the Corporation to make any filing with or give any notice to any Governmental Entity, or obtain any Authorization, in connection with the completion of the transactions contemplated by this Addendum, except for filings and notifications required by applicable securities Laws. There is no requirement on the part of the Corporation to obtain any consent, approval or waiver of any Person under any Contracts or instruments to which the Corporation is a party or pursuant to which any of the Corporation’s assets may be affected in connection with the completion of the transactions contemplated by this Addendum.

(e)	Execution and Binding Obligation. This Addendum has been duly executed and delivered by the Corporation and constitutes a legal, valid and binding agreement of the Corporation enforceable against it in accordance with its terms subject only to any limitation under applicable Laws relating to (i) bankruptcy, winding-up, insolvency, arrangement and other Laws of general application affecting the enforcement of creditors’ rights, and (ii) the discretion that a court may exercise in the granting of equitable remedies such as specific performance and injunction.
(f)	Authorized Capital. The Corporation’s authorized capital is described in Schedule Error! Reference source not found. of which at this date, the securities identified in Schedule Error! Reference source not found. (and no more) have been duly issued and are outstanding as fully paid and non assessable, and (ii) no Person has any written or oral agreement, option or warrant or any right or privilege (whether by Law, pre-emptive or contractual) capable of becoming such for (A) the purchase, subscription, allotment or issuance of any of the unissued securities of the Corporation.

(g)	Optioned Shares. Upon completion of the Option Transaction, MPA will have good and valid title to the Optioned Shares, free and clear of all Liens other than (i) those restrictions on transfer, if any, contained in the articles of the Corporation and the Post Option Shareholders Agreement, and (ii) Liens granted by MPA.
Section 10.3 Representations and Warranties of MPA.
     MPA represents and warrants as follows and acknowledges and confirms that the Shareholders, Principals and the Corporation are relying on such representations and warranties in entering into this Addendum:
(a)	Qualification. It is a corporation, it is a corporation incorporated and existing under the laws of its jurisdiction of incorporation and has the corporate power to enter into and perform its obligations under this Addendum.

(b)	Authorization. The execution and delivery of and performance by it of this Addendum and the consummation of the transactions contemplated by this Addendum have been duly authorized by all necessary corporate or other action on the part of MPA.

(c)	Validity of Addendum. The execution and delivery of and performance by MPA of this Addendum:
(i)	will not (or would not with the giving of notice, the lapse of time or the happening of any other event or condition) result in a breach or violation of or a conflict with, or allow any other Person to exercise any rights under, any of the terms or provisions of its constating documents or by-laws;

(ii)	will not (or would not with the giving of notice, the lapse of time or the happening of any other event or condition) result in a breach or violation of or a conflict with, or allow any other Person to exercise any rights under any Contracts or instruments to which MPA is a party or pursuant to which any of MPA’s assets may be affected; and

(iii)	will not result in the violation of any Law.
(d)	Execution and Binding Obligation. This Addendum has been duly executed and delivered by MPA and constitutes a legal, valid and binding agreement of MPA enforceable against it in accordance with its terms subject only to any limitation under applicable Laws relating to (i) bankruptcy, winding-up, insolvency, arrangement and other Laws of general application affecting the enforcement of creditors’ rights, and (ii) the discretion that a court may exercise in the granting of equitable remedies such as specific performance and injunction.
Section 10.4 Survival.
     The representations, warranties and covenants of the Parties contained in this Article survive the execution and delivery of this Addendum and continue in full force and effect with respect to each Party until it ceases to be bound by the provisions of this Addendum.
ARTICLE 11
MISCELLANEOUS
Section 11.1 Notices.
     Any notice, direction or other communication given pursuant to this Addendum (each a “Notice”) must be in writing, sent by personal delivery, courier or facsimile (but not by email) and addressed:
(a)	to Motorcar Parts of America, Inc. at:

2929 California Street Torrance CA 90503 United States of America

Attention:	Michael M. Umansky
Telephone:	(310) 972-4015
Facsimile:	(310) 943-1630
with a copy (that does not constitute notice) to:
Stikeman Elliott LLP
Barristers & Solicitors
5300 Commerce Court West,
199 Bay Street,
Toronto, ON
M5L 1B9
Canada

Attention:	David Weinberger
Telephone:	(416) 869-5515
Facsimile:	(416) 947-0866
(b)	to FEI at:
1100 Caledonia Road
Toronto, ON
M6A 2W5

Attention:	Gordon Fenwick
Telephone:	(416) 787-1723
Facsimile:	(416) 787-7621
(c)	to Gordon Fenwick or Escal Holdings Inc. at:

475 Spadina Road Toronto, ON M5P 2W6

(d)	to Paul Fenwick or Fencity Holdings Inc. at:

125 Bedford Road Toronto, ON M5R 2K6

(e)	to Joel Fenwick or Jofen Holdings Inc. at:

28 Ridge Hill Drive Toronto, ON M6G 3A3

(f)	to the Corporation or Opco or Introcan at:

1100 Caledonia Road Toronto, ON M6A 2W5

Attention:	Jack Shuster, President
Telephone:	(416) 787-1723
Facsimile:	(416) 784-1197
with a copy (that does not constitute notice) to:
Wisebrod/Zeliger Associates
Barristers & Solicitors, Notaries
245 Fairview Mall Drive
Suite 510

Toronto, ON
M2J 4T1

Attention:	Avi Wisebrod
Telephone:	(416) 496-2600 x 201
Facsimile:	(416) 496-1708
(g)	to Stanley Fenwick at:

52 Berkindale Drive Toronto, ON M2L 1Z8

(h)	to Karen Fenwick at:

65 Markwood Lane Thornhill, ON L4J 7A6

(i)	to Jack Shuster at:

48 King Cross Avenue Richmond Hill, ON L4B 2S9
A Notice is deemed to be given and received (i) if sent by personal delivery or same day courier, on the date of delivery if it is a Business Day and the delivery was made prior to 4:00 p.m. (local time in place of receipt) and otherwise on the next Business Day, (ii) if sent by overnight courier, on the next Business Day, or (iii) if sent by facsimile, on the Business Day following the date of confirmation of transmission by the originating facsimile. A Party may change its address for service from time to time by providing a Notice in accordance with the foregoing. Any subsequent Notice must be sent to the Party at its changed address. Any element of a Party’s address that is not specifically changed in a Notice will be assumed not to be changed.
Section 11.2 Time of the Essence.
     Time is of the essence in this Addendum.
Section 11.3 Announcements.
     No press release, public statement or announcement or other public disclosure with respect to this Addendum or the transactions contemplated in this Addendum may be made except with the prior written consent and joint approval of the Parties, or if required by Law or a Governmental Entity. Where such disclosure is required by Law or a Governmental Entity, the Party required to make the disclosure will use its commercially reasonable efforts to obtain the approval of the other Parties as to the form, nature and extent of the disclosure.

Section 11.4 Third Party Beneficiaries.
     The Parties intend that this Addendum will not benefit or create any right or cause of action in favour of any Person, other than the Parties. No Person, other than the Parties, is entitled to rely on the provisions of this Addendum in any action, suit, proceeding, hearing or other forum. The Parties reserve their right to vary or rescind the rights at any time and in any way whatsoever, if any, granted by or under this Addendum to any Person who is not a Party, without notice to or consent of that Person.
Section 11.5 Joint and Several Liability.
     Each Principal, other than each Non-Active Principal, is jointly and severally liable with the Shareholder of which it is the Principal as a principal and not as a surety, with respect to all of the representations, warranties, covenants, indemnities and agreements of such Shareholder under this Addendum.
Section 11.6 No Agency or Partnership.
     Nothing contained in this Addendum makes or constitutes any Party, or any of its directors, officers or employees, the trustee, fiduciary, representative, agent, principal, partner, joint venturer, employer, employee of any other Party. It is understood that no Party has the capacity to make commitments of any kind or incur obligations or liabilities binding upon any other Party.
Section 11.7 Expenses.
     Other than MPA, each Party will pay for its own costs and expenses incurred in connection with this the Debenture, this Addendum and the transactions contemplated by it. The Corporation shall be responsible for the payment of MPA’s reasonable costs and expenses incurred in connection with the Debenture, this Addendum and the transactions contemplated by them. The fees and expenses referred to in this Section are those which are incurred in connection with the negotiation, preparation, execution and performance of this Addendum and the Debenture, and the transactions contemplated by this Addendum and the Debenture, including the fees and expenses of legal counsel, investment advisers and accountants.
     Immediately following execution of this Agreement by the parties, the Corporation shall advance $500,000 in immediately available funds to or to order of MPA to satisfy the portion of the expense reimbursement obligations incurred to date, as contemplated in this Section 11.7. Any further expense reimbursement obligations shall be paid by the Corporation to or to the order of MPA forthwith, and in any event within two business days following receipt of written notice from MPA setting out the amount due as well as supporting documentation in form satisfactory to the Corporation, acting reasonably.
Section 11.8 Amendments.
     This Addendum may be amended, supplemented or otherwise modified by written agreement signed by (i) Shareholders then holding 90% or more of the Shares; and (ii) MPA.

Section 11.9 Waiver.
     No waiver of any of the provisions of this Addendum will constitute a waiver of any other provision (whether or not similar). No waiver will be binding unless executed in writing by the Party to be bound by the waiver. A Party’s failure or delay in exercising any right under this Addendum will not operate as a waiver of that right. A single or partial exercise of any right will not preclude a Party from any other or further exercise of that right or the exercise of any other right.
Section 11.10 Entire Agreement.
     This Addendum and the Shareholders Agreement constitutes the entire agreement between the Parties with respect to the matters contemplated therein and supersede all prior agreements, understandings, negotiations and discussions, whether oral or written, of the Parties related to such matters.
Section 11.11 Successors and Assigns.
(1)	This Addendum becomes effective only when executed by all of the Parties. After that time, it is binding on and endures to the benefit of the Parties and their respective heirs, administrators, executors, legal personal representatives, successors and permitted assigns.
(2)	Except as otherwise provided in this Addendum, neither this Addendum nor any of the rights or obligations under this Addendum are assignable or transferable by any Party without the prior written consent of the other Parties, which may be unreasonably withheld.
Section 11.12 Severability.
     If any provision of this Addendum is determined to be illegal, invalid or unenforceable, by an arbitrator or any court of competent jurisdiction from which no appeal exists or is taken, that provision will be severed from this Addendum and the remaining provisions will remain in full force and effect.
Section 11.13 Governing Law.
     This Addendum is governed by, and is to be interpreted and enforced in accordance with, the laws of the Province of Ontario and the federal laws of Canada applicable therein.
Section 11.14 Counterparts.
     This Addendum may be executed in any number of counterparts (including counterparts by facsimile) and all such counterparts taken together will be deemed to constitute one and the same instrument. The Party sending the facsimile transmission will also deliver the original signed counterpart to the other Party, however, failure to deliver the original signed counterpart shall not invalidate this Addendum.
Section 11.15 Corporate Opportunities
     The Corporation and the Shareholders acknowledge that MPA will likely have, from time to time, information acquired independently from its relationship with the Corporation and the Shareholders and that may be of interest to the Corporation (the “Information”)

regarding a wide variety of matters including, by way of example, (a) MPA’s investments, plans and services, and plans and strategies relating thereto, (b) current and future investments MPA has made, may make, may consider or may become aware of with respect to other companies and other investments, products and services, including, without limitation, products and services that may be competitive with the Corporation’s and (c) developments with respect to the auto parts industry, products and services, and plans and strategies relating thereto, of other companies, including, without limitation, companies that may be competitive with the Corporation. The Corporation and the Shareholders recognize that a portion of such Information may be of interest to the Corporation. Such Information may or may not be known by MPA. The Corporation and the Shareholders, as a material part of the consideration for this Agreement, agree that MPA shall have no duty to disclose any Information to the Corporation or permit the Corporation to participate in any projects or investments based on any Information, or to otherwise take advantage of any opportunity that may be of interest to the Corporation if it were aware of such Information, and hereby waives, to the extent permitted by law, any claim based on the corporate opportunity doctrine or otherwise that could limit MPA’s ability to pursue opportunities based on such Information or that would require any such party to disclose any such Information to the Corporation or offer any opportunity relating thereto to the Corporation.
Section 11.16 Royal Bank of Canada.
     MPA agrees that (i) it shall have no recourse against Royal Bank of Canada in respect of the obligations set out herein, and (ii) any recourse which MPA may have against the Corporation or the Subsidiaries in respect of the obligations set out herein shall be fully subordinated to the Indebtedness in accordance with the terms of a subordination agreement to be entered into between MPA and Royal Bank of Canada.
Section 11.17 Non-Competition.
     During the term of this agreement and for a period of two years following, the later of the date upon which the employment of a Shareholder or Principal by the Corporation is terminated for any reason or such Shareholder or Principal ceases to be a director of the Corporation, such Shareholder or Principal shall not, on his own behalf or on behalf of or in connection with any Person, directly or indirectly, in any capacity whatsoever, carry on, be engaged in, have any financial or other interest in or be otherwise commercially involved in any endeavour, activity or business in all or any part of the Territory which is substantially the same as or is in competition, in whole or in part, with the Business.
Section 11.18 Non-Solicitation of Customers.
     During the term of this agreement and for a period of two years following the later of the date upon which the employment of a Shareholder or Principal by the Corporation is terminated for any reason or such Shareholder or Principal ceases to be a director of the Corporation, such Shareholder or Principal shall not, on his own behalf or on behalf of or in connection with any other Person, directly or indirectly, in any capacity whatsoever:
(i)	canvass or solicit the business of (or procure or assist the canvassing or soliciting of the business of) any customer or prospective customer of the Corporation or its Affiliates;

(ii)	accept (or procure or assist the acceptance of) any business from any customer or prospective customer of the Corporation or its Affiliates; or

(iii)	supply (or procure or assist the supply of) any goods or services to any customer or prospective customer of the Corporation or its Affiliates;
provided that the “canvassing”, “soliciting”, “accepting business” and “supplying” prohibited above is limited in each case to undertaking such activity in relation to services or products which are substantially the same as or in competition, in whole or in part, services or products manufactured, remanufactured or distributed in connection with the Business in the relevant period.
Section 11.19 Non-Solicitation of Employees.
     During the term of this agreement and for a period of two years following the later of the date upon which the employment of a Shareholder or Principal by the Corporation is terminated for any reason or such Shareholder or Principal ceases to be a director of the Corporation, such Principal shall not, on their own behalf or on behalf of or in connection with any other Person, directly or indirectly, in any capacity whatsoever:
(i)	employ, offer employment to or solicit the employment or engagement of or otherwise entice away from the employment of the Corporation or its Affiliates any individual who is employed by the Corporation or its Affiliates, whether or not such individual would commit any breach of his contract or terms of employment by leaving the employ of the Corporation or its Affiliates; or

(ii)	procure or assist any Person to employ, offer employment or solicit the employment or engagement of or otherwise entice away from the employment of the Corporation or its Affiliates any such individual who is employed by the Corporation or its Affiliates, whether or not such individual would commit any breach of his contract or terms of employment by leaving the employ of the Corporation or its Affiliates.
Section 11.20 English Language.
     The Parties have agreed that this Addendum as well as any document or instrument relating to it be drawn up in English only but without prejudice to any such document or instrument which may from time to time be drawn up in French only or in both French and English. Les parties aux présentes ont convenu que la présente Convention ainsi que tous autres actes ou documents s’y rattachant soient rédigés en anglais seulement mais sans préjudice à tous tels actes ou documents qui pourraient à l’occasion être rédigés en français seulement ou à la fois en anglais et en français.
     IN WITNESS WHEREOF the Parties have executed this Addendum.

FENWICK ENTERPRISES INC.
By:
	Name:	Gordon Fenwick
	Title:	President

MOTORCAR PARTS OF AMERICA, INC.
By:
Name:
Title:

Witness	Gordon Fenwick

Witness	Paul Fenwick

Witness	Joel Fenwick

Witness	Stanley Fenwick

Witness	Karen Fenwick

Witness	Jack Shuster

FAPL HOLDINGS INC.
By:
	Name:	Gordon Fenwick
Title:

FENWICK AUTOMOTIVE PRODUCTS LIMITED
By:
	Name:	Jack Shuster
	Title:	President

INTROCAN INC.
By:
	Name:	Jack Shuster
	Title:	President

ESCAL HOLDINGS INC.
By:
	Name:	Gordon Fenwick
	Title:	President

FENCITY HOLDINGS INC.
By:
	Name:	Paul Fenwick
	Title:	President

JOFEN HOLDINGS INC.
By:
	Name:	Joel Fenwick
	Title:	President